UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 5, 2015

DIGIRAD CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-50789	33-0145723
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1048 Industrial Court,
Suwanee, GA 30024
(Address of principal executive offices, including zip code)
(858) 726-1600
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.
On March 5, 2015, Digirad Corporation (the “Company”) entered into an Agreement of Merger and Plan of Reorganization (the “Merger Agreement”) with the Stockholders party thereto, to acquire MD Office Solutions, Inc. (“MD Office”).
Pursuant to the terms of the Merger Agreement, Maleah Incorporated, a wholly-owned subsidiary of the Company, merged with MD Office, with MD Office being the surviving entity. Total merger consideration issued at closing was 610,000 common shares of the Company. In addition, the Company is obligated to pay up to an aggregate of $400,000, subject to the satisfaction of certain financial targets measured on the basis of earnings before interest, taxes, depreciation and amortization (“EBITDA Target”), in amounts based on MD Office’s performance, over approximately a three year period. The EBITDA Target is measured at the conclusion of each of the fiscal years ending on December 31, 2015, 2016 and 2017. The Merger Agreement is subject to a working capital adjustment, representations, warranties and indemnification.
A copy of the Merger Agreement is attached hereto as Exhibit 10.1 and is incorporated by reference into Item 1.01. The foregoing description of the Merger Agreement is qualified in its entirety by reference to the full language of the Merger Agreement.
Item 9.01.    Financial Statements and Exhibits.
(d)  Exhibits.
10.1 Agreement of Merger and Plan of Reorganization, dated March 5, 2015 by and between Digirad Corporation, Maleah Incorporated, MD Office Solutions, Inc. and the Stockholders party thereto.

99.1 Press release of Digirad Corporation, dated March 6, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGIRAD CORPORATION

By:	/s/ Jeffry R. Keyes
Jeffry R. Keyes Chief Financial Officer

Date:    March 6, 2015

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
10.1	Agreement of Merger and Plan of Reorganization, dated March 5, 2015 by and between Digirad Corporation, Maleah Incorporated, MD Office Solutions, Inc. and the Stockholders party thereto.

99.1	Press release of Digirad Corporation, dated March 6, 2015.